Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2014 RESULTS

Earnings Increase Bolstered by Sales Volume Growth

PERRYSBURG, Ohio (Apr. 29, 2014) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2014.

Highlights

•      First quarter 2014 earnings from continuing operations attributable to the Company were $0.62 per share (diluted), compared with $0.48 per share in the same period of 2013. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.62 per share compared with $0.60 per share in the prior year.

•      Global volumes were up 2 percent for the third consecutive quarter. Broad-based gains in Europe and North America, and flat shipments in South America were partially offset by declines in Asia Pacific.

•      Segment operating profit margin expanded more than 300 basis points in Europe, driven by volume and structural cost improvements from the asset optimization program. Operating profit declined in North America primarily due to logistics headwinds from adverse weather. Profitability in both South America and Asia Pacific suffered from double digit declines in key currencies and lower production volumes.

•      Interest expense declined in the quarter as the Company benefited from ongoing deleveraging efforts, which continue to enhance financial flexibility.

Commenting on the Company’s first quarter results, Chairman and Chief Executive Officer Al Stroucken said, “In Europe, we were especially pleased to see a positive volume impact coupled with the clear benefits from our restructuring efforts. Record-setting snow and cold in North America dampened profitability in the quarter, despite modest volume growth. Demand in South America exceeded our previous guidance, where strong volume gains in Brazil offset declines in the Andean countries. Financial performance in Asia Pacific suffered from expected volume declines and delayed recovery of cost inflation in mature markets. Overall, higher year-on-year earnings demonstrate our ability to deliver strong financial results in the face of external headwinds.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in the table entitled Reconciliation to Adjusted Earnings in this release.

Selected Financial Data

	Three months ended
	March 31
(Dollars in millions, except per share amounts and operating profit margin)	2014	2013

Net sales	$1,639	$1,641
Segment operating profit	218	226
Segment operating profit margin	13.3%	13.8%
Earnings attributable to the Company from continuing operations	102	79
Earnings per share from continuing operations (diluted)	$0.62	$0.48

Adjusted earnings (non-GAAP)	102	99
Adjusted earnings per share (non-GAAP)	$0.62	$0.60

Operational highlights

Net sales in the first quarter of 2014 were $1.6 billion, on par with the prior year first quarter. Price was up modestly on a global basis, as a slight decline in Europe was offset by broad-based price gains in the Americas. Currency was an overall headwind as a weaker Brazilian real and Australian dollar more than offset a stronger Euro.

Sales volume, in terms of tonnes shipped, increased 2 percent year-over-year. Europe volume increased 6 percent, driven by strong beer performance, as well as wine. Adverse weather conditions in North America did not materially impede sales volumes, which grew 2 percent. This was driven by beer and non-alcoholic beverages, such as juices and iced coffees. In South America, Brazil reported higher sales volumes, which were offset by weakness in the Andean countries. Within Asia Pacific, the Company’s smaller footprint in China and ongoing weak demand in mature markets caused a nearly 10 percent decline in volumes in the region.

Segment operating profit was $218 million, down $8 million compared with the prior year first quarter. Europe’s operating profit expanded nearly 50 percent, driven by volume gains across most categories. As expected, the region continues to benefit from asset optimization. In North America sales and production volumes were higher. However, those gains were more than offset by substantially higher supply chain costs due to extreme weather conditions.

Lower profitability in South America was primarily due to a higher level of planned furnace rebuild activity and a double digit devaluation of the Brazilian real. Asia Pacific profit was dampened by lower volume and higher costs, particularly energy. The region will begin recovering this inflation in the second half of 2014.

Financial highlights

Net interest expense(2) was $3 million lower than the prior year, primarily due to lower interest rates and to the Company’s ongoing efforts to reduce debt.

(2)  Excluding charges of $11 million during the first quarter of 2013 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

Outlook

Commenting on the Company’s outlook for the second quarter, Stroucken said, “Conditions in Europe continue to slowly stabilize. In North America, the lingering impact of logistics challenges will likely weigh on profitability in the second quarter. In South America, we anticipate modest recovery over the lackluster demand in the prior year period. We expect sales in China to continue to decline due to our plant closures there, and do not yet see recovery in the mature markets of Asia Pacific. We will stay the course to deliver our long-term financial commitments by continuing to focus on taking out costs while maintaining disciplined capital allocation.”

The Company’s expected adjusted EPS range of $2.80 to $3.20 per share in 2014 remains unchanged, as does its free cash flow projection of approximately $350 million for the year.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life(TM) movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Australia, Europe and South America, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for April 30, 2014

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Wednesday, April 30, 2014, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on April 30. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2014 earnings conference call is currently scheduled for Wednesday, July 30, 2014, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2014	2013

Net sales	$1,639	$1,641
Cost of goods sold	(1,318)	(1,322)

Gross profit	321	319

Selling and administrative expense	(133)	(129)
Research, development and engineering expense	(15)	(15)
Interest expense, net	(54)	(68)
Equity earnings	16	17
Other expense, net	(1)	(7)

Earnings from continuing operations before income taxes	134	117

Provision for income taxes	(27)	(33)

Earnings from continuing operations	107	84

Loss from discontinued operations	(1)	(10)

Net earnings	106	74

Net earnings attributable to noncontrolling interests	(5)	(5)

Net earnings attributable to the Company	$101	$69

Amounts attributable to the Company:
Earnings from continuing operations	$102	$79
Loss from discontinued operations	(1)	(10)
Net earnings	$101	$69

Basic earnings per share:
Earnings from continuing operations	$0.62	$0.48
Loss from discontinued operations	(0.01)	(0.06)
Net earnings	$0.61	$0.42

Weighted average shares outstanding (thousands)	164,760	164,069

Diluted earnings per share:
Earnings from continuing operations	$0.62	$0.48
Loss from discontinued operations	(0.01)	(0.06)
Net earnings	$0.61	$0.42

Diluted average shares (thousands)	166,165	165,501

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	March 31, 2014	December 31, 2013	March 31, 2013

Assets
Current assets:
Cash and cash equivalents	$201	$383	$359
Receivables	1,078	943	1,047
Inventories	1,204	1,117	1,178
Prepaid expenses	94	107	99
Total current assets	2,577	2,550	2,683

Property, plant and equipment, net	2,634	2,632	2,680
Goodwill	2,059	2,059	2,048
Other assets	1,218	1,178	1,106

Total assets	$8,488	$8,419	$8,517

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$331	$322	$347
Current portion of asbestos-related liabilities	150	150	155
Accounts payable	1,074	1,144	904
Other liabilities	527	638	523
Total current liabilities	2,082	2,254	1,929

Long-term debt	3,371	3,245	3,550
Asbestos-related liabilities	283	298	289
Other long-term liabilities	992	1,019	1,594
Share owners’ equity	1,760	1,603	1,155

Total liabilities and share owners’ equity	$8,488	$8,419	$8,517

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31
Unaudited	2014	2013
Cash flows from operating activities:
Net earnings	$106	$74
Loss from discontinued operations	1	10
Non-cash charges
Depreciation and amortization	111	107
Pension expense	15	26
Restructuring, asset impairment and related charges		10
Cash Payments
Pension contributions	(5)	(7)
Asbestos-related payments	(15)	(17)
Cash paid for restructuring activities	(21)	(34)
Change in components of working capital	(352)	(301)
Other, net (a)	(42)	(2)
Cash utilized in continuing operating activities	(202)	(134)
Cash utilized in discontinued operating activities	(1)	(2)
Total cash utilized in operating activities	(203)	(136)

Cash flows from investing activities:
Additions to property, plant and equipment	(108)	(94)
Other, net	13
Cash utilized in investing activities	(95)	(94)

Cash flows from financing activities:
Changes in borrowings, net	136	160
Issuance of common stock	4	4
Distributions to noncontrolling interests	(19)
Other, net	1	(5)
Cash provided by financing activities	122	159
Effect of exchange rate fluctuations on cash	(6)	(1)
Decrease in cash	(182)	(72)
Cash at beginning of period	383	431
Cash at end of period	$201	$359

(a)   Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended March 31
Unaudited	2014	2013
Net sales:
Europe	$706	$650
North America	485	469
South America	239	269
Asia Pacific	203	247

Reportable segment totals	1,633	1,635

Other	6	6

Net sales	$1,639	$1,641

Segment operating profit (a):

Europe	$87	$59
North America	65	74
South America	41	53
Asia Pacific	25	40

Reportable segment totals	218	226

Items excluded from segment operating profit:
Retained corporate costs and other	(30)	(31)
Items not considered representative of ongoing operations that impact other expense, net (b)		(10)

Interest expense, net	(54)	(68)
Earnings from continuing operations before income taxes	$134	$117

Segment operating profit margin (c):

Europe	12.3%	9.1%
North America	13.4%	15.8%
South America	17.2%	19.7%
Asia Pacific	12.3%	16.2%

Reportable segment margin totals	13.3%	13.8%

(a)

Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference reconciliation to adjusted earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
Unaudited	2014	2013

Earnings from continuing operations attributable to the Company	$102	$79
Items impacting other expense, net:
Restructuring, asset impairment and related charges		10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		11
Items impacting income tax:
Net benefit for income tax on items above		(1)
Total adjusting items	—	20

Adjusted earnings	$102	$99

Diluted average shares (thousands)	166,165	165,501

Earnings per share from continuing operations (diluted)	$0.62	$0.48
Adjusted earnings per share	$0.62	$0.60